Exhibit 99.1

Pacific State Bancorp                                 1899 West March Lane
                                                      Stockton, CA 95207
Telephone                                             209/870-3200
                                                      209/870-3255 Fax
Press Release
--------------------------------------------------------------------------------
For Immediate Release:  October 22, 2004

             PACIFIC STATE BANCORP ANNOUNCES THIRD QUARTER EARNINGS

         Steven A. Rosso, President and Chief Executive Officer of the Stockton headquartered Pacific State Bancorp, announced third quarter 2004 earnings of $894,124, an increase of $364,031 or 68.67%, compared to the third quarter of 2003. Net income resulted in basic earnings per share of $0.26 and diluted earnings per share of $0.24 for the third quarter of 2004, and year to date 2004 earnings per share of $0.68 and diluted earnings per share of $0.63. Pacific State Bancorp announced a 2 for 1 stock split distributed October 18, 2004. The earnings per share amounts have been retroactively adjusted to give effect to the stock split.

         The Company reported annualized return on average assets and equity of 1.49% and 23.84%, respectively, for the quarter ended September 30, 2004, and annualized return on average assets and equity of 1.39% and 22.30%, respectively, for the nine months ended September 30, 2004. The Company also reported its third quarter 2004 efficiency ratio was 54.35% down from 62.20% in the third quarter of 2003 and the year to date 2004 efficiency ratio was 56.57% down from 64.37% for the same period in 2003.

         Pacific State Bancorp earnings increase for the nine months ended September 30, 2004 was directly attributable to an increase of $1,372,345 in net interest income, or 22.72%, compared to the same period in 2003. The core element driving the increase in interest income was the $32,703,700 or 21% increase in loan growth since December 31, 2003. The Company also saw its non-interest income increase by $644,052 or 47.88% for the nine months ended September 30, 2004 compared to the same period in the prior year. Deposits grew $42,719,878 or 24.23%, since December 31, 2003 fueling total asset growth of $49,760,696 or 24.77% over the same period.

         Pacific State Bancorp stock trades on the Over The Counter Bulletin Board under the stock symbol PSBC.OB. Information on Pacific State Bancorp and Pacific State Bank can be obtained on the bank's website at www.pacificstatebank.com. Pacific State Bank operates branches in Angels Camp, Arnold, Groveland, Modesto, Stockton and Tracy. Pacific State Bank is recognized nationally as a leader in the underwriting of USDA, Business and Industry Loans. The Bank is also a leader in mortgage and SBA lending within the four county service area. Questions pertaining to this news release may be directed to Steven A. Rosso at 209-870-3214.